EB3 Putnam Absolute Return 100 Fund attachment
April 30, 2014 semi annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		2,323
Class B		38
Class C		169
Class M		35

72DD2 (000s omitted)

Class R		4
Class R5
Class R6		9
Class Y		1,246

73A1

Class A		0.149
Class B		0.130
Class C		0.059
Class M		0.143


73A2

Class R		0.123
Class R5		0.174
Class R6		0.176
Class Y		0.174

74U1 (000s omitted)

Class A		14,608
Class B		258
Class C		2,678
Class M		216

74U2 (000s omitted)

Class R		15
Class R5		1
Class R6		56
Class Y		7,349

74V1

Class A		10.22
Class B		10.18
Class C		10.16
Class M		10.20

74V2

Class R		10.16
Class R5		10.27
Class R6		10.27
Class Y		10.25


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.



Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.